INVESTMENT SUB‑ADVISORY AGREEMENT

AGREEMENT made as of the 28th day of September, 2018, by and among Dolan McEniry Capital Management LLC, an Illinois limited liability company, (the “Sub‑Adviser”), and iM Global Partner US, LLC, a Pennsylvania limited liability company (the “Adviser”).

WHEREAS, Manager Directed Portfolios, a Delaware statutory trust located at 615 East Michigan Street, Milwaukee WI 53202 (the “Trust”), is an open‑end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the series of the Trust (each, a “Fund,” together, the “Funds”) as indicated on Schedule A attached hereto, as may be amended from time to time, are separate series of the Trust having separate assets and liabilities;

WHEREAS, the Adviser and the Sub-Adviser are each engaged in the business of rendering investment advice; and

WHEREAS, the Adviser and Sub-Adviser are each registered as investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Funds, has retained the Adviser to render investment management services to each Fund pursuant to an Investment Advisory Agreement dated as of September 12, 2018 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Adviser to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Adviser seeks to delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Adviser pursuant to this Investment Sub‑Advisory Agreement (the “Agreement”);

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISER.
(a)
Appointment and Acceptance.  The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of each Fund’s investment portfolio designated by the Adviser (the “Portfolio”).

(b)
Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Funds.

(c)	The Sub-Adviser’s Representations, Warranties and Covenants. The Sub-Adviser represents, warrants and agrees that:
(i)
 it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)	it is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, client brochure and applicable brochure supplements to the Adviser;
(iii)
Neither the Sub-Adviser, its affiliates, nor any officer, manager, partner or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act.  The Sub-Adviser will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(iv)
the Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j‑1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics upon the execution of this Agreement.  On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j‑1, which may include: (i) certifying to the Adviser that the Sub-Adviser and its access persons have complied with the Sub-Adviser’s code of ethics with respect to the Portfolio, and (ii) identifying any material violations which have occurred with respect to the Portfolio.  Upon reasonable notice from and the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees and its agent to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j‑1 and all other records relevant to the Sub-Adviser’s code of ethics;

(v)
the Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)‑7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents.  Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Portfolio.  The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures;

(vi)
the Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders.  The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures;

(vii)
the Sub-Adviser will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of the Fund prior to the Sub-Adviser becoming registered or filing a notice of exemption with the National Futures Association; and

(viii)
the Sub-Adviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program when implemented in accordance with Rule 22e‑4 under the 1940 Act.

(d)	The Adviser’s Representations, Warranties and Covenants. The Adviser represents, warrants and agrees that
(i)
it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii)
it is registered as an investment adviser under the Advisers Act.  Neither the Adviser, its affiliates, nor any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act.  The Adviser will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(iii)	it has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser;
(iv)	the Adviser further represents and warrants that it has received a copy of the Sub-Adviser’s current Form ADV;
(v)
it has provided the Sub-Adviser with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”) and instructions, policies and directions of the Trustees pertaining to the Adviser and the Fund, as in effect from time to time.  The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents;

(vi)
the Adviser will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, the Fund; and

(vii)
the Adviser will timely provide the Sub-Adviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

2.	PROVISION OF INVESTMENT SUB‑ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of each Fund, and subject to the supervision and review of the Adviser and the Board of Trustees, the Sub-Adviser shall have the sole and exclusive responsibility for the making of all investment decisions for the Portfolio, including purchase, retention and disposition of securities, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus.

It is understood that the Sub-Adviser may manage a portion, all or none of each Fund’s assets as designated by the Adviser to the Sub-Adviser from time to time, and the Adviser has the right to allocate and reallocate the Funds’ assets at any time.

For the purpose of complying with Rule 10f‑3(a)(5)(ii), Rule 12d3‑1(c)(3)(ii), Rule 17a‑10(a)(2) and Rule 17e‑1(d)(2) under the 1940 Act, the Sub-Adviser hereby agrees that, in connection with each Fund for which it is providing sub-advisory services: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-adviser to the Fund, or with any sub-adviser that is a principal underwriter for the Fund or an affiliated person of such principal underwriter, other than for purposes of complying with the conditions of Rule 12d3‑1(a) or (b) under the 1940 Act; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub‑adviser to a separate series of the Trust for which the Adviser serves as investment advisor, or with any sub‑advisor to the Fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter, other than for purposes of complying with the conditions of Rule 12d3‑1(a) or (b) under the 1940 Act; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to that portion of the Fund’s portfolio designated by the Adviser.

The Sub-Adviser will, at its own expense:

(a)
advise the Adviser in connection with investment policy decisions to be made by it regarding a Fund and, upon reasonable request, furnish the Adviser with research, economic and statistical data as may be in the possession of the Sub-Adviser and normally available to the Sub-Adviser’s other clients in connection with the Fund’s investments and investment policies;

(b)	upon reasonable advance notice make its officers and employees reasonably available to meet with the Adviser and the Board of Trustees at the Trust’s principal place of business;
(c)
submit such reports and information as the Adviser or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), administrator or fund accounting agent, in its or their determination of the market or fair value of securities held in the Fund;

(d)	place orders for purchases and sales of portfolio investments for the Portfolio;
(e)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;
(f)
maintain and preserve the records relating to its activities hereunder required by Rule 31a-1 under the 1940 Act to be maintained and preserved by the Sub-Adviser for the time required be preserved under Rule 31a-2 under the 1940 Act, to the extent not maintained by the Adviser or another agent of the Funds, and the Sub-Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the respective Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request; provided the Sub-Adviser shall be permitted to maintain copies of any such records, including the performance records of the Portfolio, and shall be permitted to use such performance records of the Portfolio as part of composite performance with the performance of other accounts managed in a similar strategy to promote its services to other accounts, including other fund accounts, to the extent permitted by applicable law or regulation and the Trust’s policies and procedures, subject to prior  notice of the Adviser and to Section 13 of this Agreement;

(g)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for a Fund on such day, provide copies to the Adviser upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(h)
as soon as practicable following the end of each calendar month, provide the Adviser with written statements showing all transactions effected for the Portfolio during the month, a summary listing all investments held in the Portfolio as of the last day of the month, and such other information as the Adviser may reasonably request in connection with any accounting services that the Adviser or its agents provide for the Portfolio.  Adviser acknowledges that Sub-Adviser and Custodian or the Funds’ accounting agent may use different pricing vendors, which may result in valuation discrepancies;

(i)
absent specific instructions to the contrary provided to it by the Adviser, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolio in accordance with the Sub-Adviser’s proxy voting policy (and updated from time to time) as most recently provided to the Adviser.  The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of each Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio.  The Sub-Adviser’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Adviser shall cause to be forwarded to the Sub-Adviser.  The Sub-Adviser further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of any proxies voted with respect to investments in the Portfolio during the most recent 12‑month period or such other period as the Board may designate, in a format that shall comply in all material respects with the 1940 Act.  Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records (if any) in its possession relating to the Portfolio, including but not limited to those required by Form N‑PX.  Upon request of the Adviser, the Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting to the accuracy and completeness of such proxy voting records;

(j)	inform the Adviser and the Board of Trustees of material changes in investment strategy or tactics or in key personnel;
(k)
furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(l)
notify the Adviser as soon as reasonably practicable, in writing, of the receipt of any notice of a class action proceeding related to a Fund or any other action or proceeding in which the Adviser or a Fund may be entitled to participate as a result of the Fund’s securities holdings;

(m)	provide reasonable advance notice to the Adviser of any ownership changes that may result in an “assignment” of this Agreement for the purposes of the 1940 Act;
(n)
notify the Adviser and the Trust as soon as reasonably practicable to the extent permitted by applicable law in the event that the Sub-Adviser or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority; and

(o)
provide reasonable assistance to the Trust, with respect to Sub-Adviser’s management of the Portfolio, in connection with the Trust’s compliance with the Sarbanes‑Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and Rule 38a‑1 of the 1940 Act.  Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it has adopted and implemented policies and procedures reasonably designed to prevent violation of all applicable “federal securities laws,” as required by Rule 38a‑1(e)(1) under the 1940 Act, and Rule 206(4)‑7 under the Advisers Act; (ii) facilitating and cooperating with third‑party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel upon reasonable notice, at reasonable times and for reasonable purposes; (iv) providing the Trust’s chief compliance officer with periodic reports, including of any material changes to the Sub-Adviser’s compliance policies; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of material violations of the Trust’s policies and procedures, material violations of applicable laws, including but not limited to federal and state securities laws, the Commodity Exchange Act (the “CEA”) and any other material compliance violations effecting the Fund, and a material weakness in the design or implementation of the Sub-Adviser’s compliance policies.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Adviser specifically agrees that the Funds shall each assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;
(b)	custodian fees and expenses;
(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and
(d)	interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Funds, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary for the operation of the management of their portion of the assets of the Portfolio that are managed by the Sub-Adviser.  In order to minimize the need and expense on Adviser of convening a special Board of Trustees meeting, Sub-Adviser agrees that, to the extent reasonably practical, Sub-Adviser will provide Adviser sufficient advance notice of any proposed material changes to the Sub-Adviser, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  Sub-Adviser shall pay the expenses relating to costs of any special meeting of the Board of Trustees or shareholders of a Fund convened due to a change of control or otherwise for the primary benefit of the Sub-Adviser.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Funds and the Adviser in the Investment Advisory Agreement or any other agreement to which they are parties.

4.	SUB‑ADVISORY FEES.
For all of the services rendered with respect to the Funds as herein provided, the Adviser shall pay to the Sub-Adviser a fee (for the payment of which the Funds shall have no obligation or liability), based on the Current Net Assets of the Portfolio (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable quarterly, as soon as practicable (and in any event, not later than 30 days) after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to a Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly (and in any event, not later than 30 days) following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Portfolio’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.
In connection with the investment and reinvestment of the assets of the Portfolio, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section.  The Sub-Adviser’s primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Sub-Adviser may take into consideration all factors the Sub-Adviser deems appropriate, including without limitation: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Notwithstanding the Sub-Adviser’s primary consideration, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.  Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to select brokers who furnish brokerage and research services to the Funds or to the Sub-Adviser, and who charge a higher commission rate to the Funds than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.  In the event the Sub-Adviser places trades through a broker or dealer affiliated with the Adviser (as specified by the Adviser in writing in advance) or the Sub-Adviser, the Sub-Adviser agrees to provide notice to the Fund and to comply with the Fund’s affiliated brokerage procedures.

The Adviser authorizes and empowers the Sub-Adviser to open or direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of a Fund and to execute for the Fund as its agent standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above. The Sub-Adviser shall provide the Adviser and the Trust with copies of any documents executed on behalf of the Trust hereunder as soon as practicable after the execution of such documents.  The Sub-Adviser may, using such of the securities and other property in a Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for that Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.  The Sub-Adviser shall cause all securities and other property purchased or sold for such Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of each Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Funds, (ii) to deliver securities and other property against payment for the Funds, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

The Sub-Adviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Funds; provided, however, the Sub-Adviser may purchase securities or other instruments from or sell securities or other instruments to a Fund if such transaction is (i) permissible under the applicable law and the Fund’s procedures or in accordance with an exemptive order and (ii) approved in advance by the Adviser.  In the event of any such transaction, the transaction shall be reported to the Board on a quarterly basis.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Adviser, its affiliates (as defined in Section 2(a)(3) of the 1940 Act), members, agents and employees shall be indemnified and held harmless by the Adviser against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims) incurred by the Sub-Adviser and:

(a)
arising from the Fund’s or the Adviser’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder;

(b)	arising from the acts or omissions of the Adviser or a Fund, their respective affiliates (as defined in Section 2(a)(3) of the 1940 Act), agents or employees; or

(c)	otherwise arising as a direct result of this Agreement or the Sub-Advisor’s performance of its duties hereunder;

except for any such liability or loss which is due to the gross negligence, willful misconduct, or lack of good faith of the Sub-Adviser, its affiliates, agents and employees, or the Sub-Adviser’s reckless disregard of its duties and obligations.  The Adviser, the Funds and their affiliates, agents and employees shall be indemnified by the Sub-Adviser against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims) incurred by the Adviser or a Fund and that arise from the gross negligence, willful misconduct, or lack of good faith of the Sub-Adviser, its affiliates, agents and employees, or the Sub-Adviser’s reckless disregard of its duties and obligations hereunder.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which a Fund or any shareholder of the Fund may have under any federal securities or state law.  Neither the Adviser nor the Sub-Adviser shall be liable hereunder for any special, consequential or incidental damages.

The Sub-Adviser shall comply with the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations in the discharge of its duties under this Agreement; shall comply with the Funds’ respective Prospectus and any investment policies, guidelines and restrictions of the Funds that are applicable to the Portfolio; and any applicable policies and procedures adopted by the Board of Trustees; in each case, as applicable to the Portfolio.  Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser will provide the Sub-Adviser with current copies of the Funds’ respective Prospectus and any investment policies, guidelines and restrictions of the Funds that are applicable to the Portfolio; and any applicable policies and procedures adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document as promptly as practicable.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.
(a)
This Agreement shall go into effect as to each Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Funds at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of a Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)
This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board of Trustees, by the Adviser, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser without the payment of any penalties upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund; provided that the Sub-Adviser may retain such records as are required by law or regulation;

(c)	This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and
(d)	This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.
8.	SERVICES NOT EXCLUSIVE.

The services of the Sub-Adviser to the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.  In addition, the Adviser understands that the Sub-Adviser may give advice and take action with respect to other clients in a manner that may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Portfolio. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Portfolio, any security or other instrument which the Sub-Adviser may purchase for any other client.

9.	AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub-Adviser or its affiliates.  When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub-Adviser at the same time, the Sub-Adviser may aggregate such orders and shall allocate such purchases or sales on a pro‑rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

10.	BORROWING.

The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from the Funds or pledge or use a Fund's assets in connection with any borrowing not directly for the Fund's benefit.  Any borrowing on behalf of a Fund must be approved in advance by the Adviser and the Board of Trustees and made in accordance with the requirements of the 1940 Act and the Fund’s investment policies.

11.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

13.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Funds (a) all records and other information relative to a Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S‑P (“Regulation S‑P”), promulgated under the Gramm‑Leach‑Bliley Act (the “G‑L‑B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S‑P or the G‑L‑B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Each of the Adviser and the Sub-Adviser agrees (as applicable, a “Receiving Party”) that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the Sub-Adviser or by Adviser or a Fund, (each, as applicable, a “Disclosing Party”), that is not otherwise in the public domain or previously known to the Receiving Party. As used herein, “Confidential Information” means confidential and proprietary information of a Disclosing Party, including portfolio holdings of the Funds or other accounts managed by the Adviser, and information relating to the other clients, investment strategies, techniques or operations of the Adviser, a Fund or the Sub-Adviser, that is received by the Receiving Party in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the Portfolio.

Except as set forth in this Agreement or otherwise required by applicable law, the Receiving Party will restrict access to the Confidential Information to its, its affiliates, or the Disclosing Party’s affiliates, employees, directors, officers, attorneys, auditors, or agents (“Representatives”).  The Receiving Party and its Representatives will keep such information confidential and use it only (i) for the purpose for which the Confidential Information was provided to that party; (ii) as reasonably necessary for a party to meet its obligations under this Agreement; or (iii) as reasonably necessary for the provision of services to a party; and the Receiving Party shall be liable for any breach of the foregoing by its Representatives acting within the scope of their duties for such Receiving Party as if such Representative were a party hereto.  The foregoing shall not prevent the Receiving Party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, (4) requested by a regulator in the course of a routine regulatory examination; or (5) required to be disclosed pursuant to a governmental agency, court order, or law so long as the Disclosing Party provides the other party with prompt written notice of such requirement prior to any such disclosure; however, such notice is not required if information is provided on an aggregate basis without specific attribution to the party providing the Confidential Information.

14.	RIGHT TO USE NAMES.

The Sub-Adviser will have no rights relating to the Trust’s name, the Fund’s name or the Adviser’s name as they are used in connection with investment products, services or otherwise, and the Sub-Adviser will make no use of such names without the express written consent of the Trust, the Funds or the Adviser, as the case may be; provided, however, for so long as the Sub-Adviser is providing services to the Fund or the Adviser hereunder, the Sub-Adviser may identify the Adviser or a Fund by name in the Sub-Adviser’s current client list or in regulatory documents.  Such list or documents may be used with third parties.

Neither the Trust nor the Adviser will have any rights relating to the Sub-Adviser’s name as it is used in connection with investment products, services or otherwise, and the Trust and the Adviser will make no use of such name without the express written consent of Sub-Adviser; provided that, for so long as the Sub-Adviser is providing services to a Fund or the Adviser hereunder, the name “Dolan McEniry,” or “Dolan McEniry Capital Management, LLC” may be used in the Fund’s Form N‑1A, the Adviser’s Form ADV, the Funds’ Prospectus and customary marketing material, or any other document required to be filed with any governmental agency or self‑regulatory organization by the Fund.

15.	ANTI‑MONEY LAUNDERING COMPLIANCE.

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti‑Money Laundering Policy.  The Sub-Adviser agrees to comply with the Trust’s Anti‑Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future, upon receipt of a copy thereof.  The Adviser undertakes to provide the Sub-Adviser with copies of the Trust’s Anti‑Money Laundering Policy then in effect prior to the commencement of the Sub-Adviser’s services hereunder and to provide any amendments, modifications or supplements to such policy prior to or as promptly as practicable after their effective date, subject to receipt by Adviser from the Trust. The Sub-Adviser further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust.  The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self‑regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.  The Trust shall use commercially reasonable efforts to provide the Sub-Adviser with copies of any information regarding the Sub-Adviser disclosed pursuant to the preceding sentence as promptly as practicable.

16.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:
iM Global Partner US, LLC
300 Barr Harbor Drive, Suite 720
 Conshohocken, Pennsylvania 19428

SUB-ADVISER:
Dolan McEniry Capital Management LLC
120 North LaSalle Street, Suite 1510
 Chicago, Illinois 60602

FUND:
Manager Directed Portfolios
on behalf of the applicable Fund
615 East Michigan Street
Milwaukee, WI 53202
 Attn:  Rachel A. Spearo

17.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

18.	ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

19.	MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

iM GLOBAL PARNTER US, LLC

By: /s/ Jeffrey Seeley
Name: Jeffrey Seeley
Title: Chief Operating Officer & Head of Distribution

DOLAN McENIRY CAPITAL MANAGEMENT LLC

By: /s/ Daniel D. Dolan, Jr.
Name: Daniel D. Dolan, Jr.
Title: Managing Member

SCHEDULE A

SUB‑ADVISORY FEES

Series of Manager Directed Portfolios	Fee Rate as a Percentage of Current Net Assets of the Portfolio
iM Dolan McEniry Corporate Bond Fund	0.33%